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                                                               Exhibit 5
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                                 August 17, 2001

Board of Directors
Storage USA, Inc.
175 Toyota Plaza, Suite 700
         Memphis, Tennessee 38103

                       Registration Statement on Form S-3
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                                Storage USA, Inc.
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Ladies and Gentlemen:

         We are counsel for Storage USA, Inc. (the "Company") in connection with its registration under the Securities Act of 1933 of 5,704 shares of its common stock (the "Shares") that are proposed to be offered and sold by James G. Williams as described in the Company's Registration Statement on Form S-3 (the "Registration Statement") to be filed today with the Securities and Exchange Commission (the "Commission").

         In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

         Based upon the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee.

         2. The Shares have been duly authorized and, when sold as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and reference to our firm under the heading "Legal Opinions" in the Registration Statement.

                                              Very truly yours,

                                              /s/ Hunton & Williams